FOR IMMEDIATE RELEASE

CONTACTS:
Stephen D. Axelrod, CFA
Peter J. Mundy, CFO	Alisa D. Steinberg (Media)
Intelli-Check, Inc.	Wolfe Axelrod Weinberger Assoc. LLC
Tel. (516) 992-1900	Tel. (212) 370-4500 Fax (212) 370-4505
steve@wolfeaxelrod.com
alisa@wolfeaxelrod.com

INTELLI-CHECK ANNOUNCES RECORD SECOND QUARTER BOOKED ORDERS

WOODBURY, N.Y. - July 12, 2007 -- Intelli-Check, Inc. (AMEX: IDN) today announced record booked orders for its second quarter ended June 30, 2007 which were $2.3 million. For six months period ended June 30, 2007 booked orders were approximately $2.9 million, an increase of 45% over the six months ended June 30, 2006. Booked orders represent the value of new non-cancellable orders for products, services and fees for direct sales to our customers and from distributors during the period. Revenues under these contracts will be reported over the contract periods, which vary from one to several years.

Mr. Todd Liebman, Intelli-Check’s Interim CEO and Senior VP of Marketing stated, “I am very pleased with the significant increase in booked orders for the second quarter, which represent record levels for Intelli-Check. We are very enthused about the potential prospects for the Company. Our pipeline is as robust as it has ever been and we anticipate closing multiple key deals in 2007. We look forward to speaking with all of you in mid August on our next scheduled quarterly shareholder teleconference call.”

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About Intelli-Check, Inc.

Intelli-Check, Inc. is the acknowledged leader in technology that helps assure the authenticity of driver licenses, state issued non-driver and military identification cards used as proof of identity. Our patented ID-CHECK technology instantly reads, analyzes, and verifies the encoded data in magnetic stripes and barcodes on government-issue IDs from approximately 60 jurisdictions in the U.S. and Canada to determine if the content and format is valid.

Non-GAAP Financial Measures

This release contains disclosure of the Company's "booked orders" for certain periods, which may be deemed to be non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission. Management of the Company believes that discussion of the Company's booked orders provides investors with additional measurement information regarding the current and future growth of the business from period to period which eventually will become revenues.

Intelli-Check Safe Harbor Statement

Certain statements in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. When used in this press release, words such as "will," "believe," "expect," "anticipate," "encouraged" and similar expressions, as they relate to the company or its management, as well as assumptions made by and information currently available to the company's management identify forward-looking statements. Our actual results may differ materially from the information presented here. There is no assurance that the use of ID-CHECK technology by our potential customers and partners, or government efforts to enhance security or curtail the sale of age-restricted products to underage buyers will lead to additional sales of ID-CHECK technology. Additional information concerning forward looking statements is contained under the heading of risk factors listed from time to time in the company's filings with the Securities and Exchange Commission. We do not assume any obligation to update the forward-looking information.

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